SOUTHWEST AIRLINES REPORTS SECOND QUARTER 2025 RESULTS

DALLAS, TEXAS - July 23, 2025 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its second quarter 2025 financial results and Company highlights:

•Net income of $213 million, or $0.39 income per diluted share
•Net income, excluding special items1, of $230 million, or $0.43 income per diluted share
•Returned $1.6 billion to Shareholders through a combination of share repurchases and dividends
•Launched bag fees with financial benefit exceeding expectations and no negative operational impact
•Rolled out new basic economy product structure, laying the foundation for future product differentiation
•Maintaining targets of $1.8 billion full year 2025 and $4.3 billion full year 2026 incremental earnings before interest and taxes, excluding special items ("EBIT"2) contribution from slate of initiatives
•While early, recent industry demand shows signs of improvement off of depressed second quarter 2025 levels, which combined with moderated capacity across the industry and Southwest-specific initiatives, creates a constructive backdrop for the second half of the year
•Providing updated full year 2025 guidance for EBIT2 in the range of $600 million to $800 million
•Board of Directors authorized a new $2.0 billion share repurchase program expected to be completed over a period of up to two years

Bob Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors, stated, "We continued to make meaningful progress against our transformational plan in second quarter, most notably implementing bag fees and a basic economy product. We had an exceptional operational rollout and continued to deliver outstanding service—a testament to our People. These initiatives are coming online quickly, and we are pleased with performance thus far, including bag fee revenue exceeding expectations. We are encouraged by the incremental fare product buy up that is already occurring at this early stage and in advance of assigned and premium seating that we will begin selling next week for flights beginning January 2026. We have already realized approximately one-third of our $1.8 billion 2025 initiative EBIT2 target in first half 2025 and remain highly confident in our ability to realize the remaining amount during the second half of the year, according to our plan. The value of these initiatives accelerates throughout second half 2025 and even more meaningfully into 2026. Underscoring belief in our transformational plan, strong management execution, and the ability to deliver significant value for Shareholders, our Board of Directors has authorized a new $2.0 billion share repurchase program, expected to be completed over a period of up to two years."

Guidance and Outlook:
The following tables provide select financial guidance for third quarter 2025 and full year 2025, and select full year 2025 and 2026 targets.

3Q 2025 Estimation
RASM (a), year-over-year	Down 2% to up 2%
ASMs (b), year-over-year	~Flat
Fuel cost per gallon[3]	$2.40 to $2.50
ASMs per gallon (fuel efficiency)	82 to 84
CASM-X (c), year-over-year[1,4]	Up 3.5% to 5.5%
Scheduled debt repayments (millions)	~$6
Interest expense (millions)	~$35

2025 Estimation
EBIT[2] (millions)	$600 to $800

	2025 Target	2026 Target
EBIT[2] contribution from initiatives (billions)	~$1.8	~$4.3

(a) Operating revenue per available seat mile ("RASM" or "unit revenues").
(b) Available seat miles ("ASMs" or "capacity").
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profit sharing ("CASM-X" or "unit costs").

Key Initiative Highlights:
•Introduced bag fees with initial financial benefit exceeding expectations
•Implemented basic economy product, laying the foundation for future product differentiation
•Reintroduced flight credit expiration
•Announced partnership with China Airlines and three new gateways for Icelandair partnership
•Completed retrofits of more than 220 aircraft for extra legroom seating
•Announced sell date of July 29, 2025, for assigned and premium seating, for travel beginning January 27, 2026
•Announced intention to commence new service at Cyril E. King International Airport on St. Thomas beginning early next year
•Completed the September 2024 $2.5 billion share repurchase authorization in second quarter 2025, repurchasing the remaining $1.5 billion through an accelerated share repurchase program. Final settlement of shares purchased through the second quarter 2025 accelerated share repurchase program is expected to occur by the end of July 2025

Revenue Results and Outlook:
•Second quarter 2025 passenger revenues were $6.6 billion, a 1.3 percent decrease, year-over-year
•Second quarter 2025 operating revenues were $7.2 billion, a 1.5 percent decrease, year-over-year
•Second quarter 2025 RASM decreased 3.1 percent on capacity up 1.6 percent, both year-over-year—in line with the Company's previous guidance range

Domestic leisure travel stabilized during second quarter 2025, with recent trends showing signs of improvement, and the Company once again outperformed its large industry peers on domestic unit revenue. The Company's portfolio of recently implemented initiatives provided incremental revenue in second quarter 2025 that is expected to ramp up as the year progresses.

Following the May 28, 2025 launch of its basic economy product, the Company experienced a temporary reduction in the conversion rate of basic economy on its website. The Company took swift action and refined its booking flow and marketing approach in an effort to reduce friction, as well as offer additional promotional activity, and bookings and conversion rates quickly returned to expected levels. This resulted in an impact to second quarter 2025 year-over-year RASM of nearly one-half point, and an estimated impact to third quarter 2025 year-over-year RASM of approximately one point.

The Company expects third quarter 2025 unit revenues to be in the range of down 2 percent to up 2 percent on roughly flat capacity, both on a year-over-year basis. This guidance range assumes a modest sequential improvement in demand. Company-specific initiatives provide a unique offset to the broader industry revenue impact, and will continue to accelerate throughout third quarter 2025. Third quarter 2024 RASM included approximately one point of positive year-over-year impact from the CrowdStrike industry event.

The Company has provided full year 2025 EBIT2 guidance, as well as a reconciliation to its previous full year guide included in the materials accompanying this release. The Company's EBIT2 guidance assumes further sequential improvement from third quarter 2025, driven by accelerating incremental revenue from Company-specific initiatives, the recovery of the temporary basic economy optimization impact, and anticipated improvement in domestic leisure travel trends.

Non-Fuel Costs and Outlook:
•Second quarter 2025 operating expenses increased 0.9 percent, year-over-year, to $7.0 billion

•Second quarter 2025 operating expenses, excluding fuel and oil expense, special items, and profit sharing1, increased 6.4 percent, year-over-year
•Second quarter 2025 CASM-X increased 4.7 percent, year-over-year—in line with the Company's previous guidance range

The Company's second quarter 2025 CASM-X year-over-year increase included an approximate one-half point headwind from a non-cash mark-to-market adjustment for nonqualified deferred compensation plans which was driven by recent strong stock market performance.

The Company continues to expect to achieve its $370 million cost reduction target this year. The Company anticipates third quarter 2025 CASM-X to increase in the range of 3.5 percent to 5.5 percent, on roughly flat capacity, both on a year-over-year basis. This increase is driven primarily by the continuation of inflationary pressures, including those associated with labor contracts ratified in 2024, as well as approximately one point from the timing of engine overhaul expenses and one-half point from aircraft retrofit costs in advance of extra legroom seating launching in January 2026. Excluding the impact of book gains from fleet transactions in the fourth quarter of both years, the Company continues to expect fourth quarter 2025 CASM-X to be up low-single digits, year-over-year. The Company remains focused on driving efficiencies to offset overall inflationary cost pressures and achieve its multi-year cost reduction targets.

Fuel Costs and Outlook:
•Second quarter 2025 fuel costs were $2.32 per gallon—slightly above the Company's previous guidance range
•Second quarter 2025 fuel efficiency improved 2.9 percent, year-over-year, primarily due to operating more Boeing 737-8 ("-8") aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet

During second quarter 2025, the Company terminated its remaining portfolio of fuel hedging contracts, which were scheduled to settle through 2027, to effectively close its fuel hedging portfolio. The cash proceeds from this transaction totaled approximately $40 million, which will reduce future premium costs. The remaining net premium costs of approximately $209 million will be recognized as an increase to Fuel and oil expense in the periods the originally forecasted transactions occur, specifically $72 million in the second half of 2025, $115 million in 2026, and $22 million in 2027. As of June 30, 2025, the Company had no fuel hedging contracts outstanding and its fuel hedging program has been discontinued.

Capacity, Fleet, and Capital Spending:
•Second quarter 2025 capacity increased 1.6 percent, year-over-year—in line with the Company's previous guidance range
•The Company received 17 -8 aircraft and retired seven Boeing 737-700 aircraft in second quarter 2025, ending the quarter with 810 aircraft
•Second quarter 2025 capital expenditures were $635 million, driven primarily by aircraft-related capital spending, as well as technology, facilities, and operational investments
The Company previously announced proactive capacity reductions in the second half of 2025 in an effort to better accommodate the current demand environment and capture associated cost savings, and continues to expect full year 2025 capacity to be up roughly 1 percent, year-over-year. This modest growth is driven entirely by an increase in aircraft utilization provided by redeye flying and turn time reduction initiatives.

The Company has updated its fleet planning assumptions to 47 Boeing -8 aircraft deliveries in 2025, from its prior estimate of 38, as The Boeing Company ("Boeing") continues to ramp up production. With these incremental deliveries, the Company now expects to retire approximately 55 aircraft in 2025, compared with its previous estimate of approximately 50 retirements this year. This includes the sale of five Boeing 737-800 ("-800") aircraft expected to occur in the second half of 2025. The Company continues to expect additional new aircraft deliveries to facilitate the retirement of aircraft from its existing fleet in support of its fleet monetization and capital allocation strategies.

The Company continues to expect its 2025 capital spending to be in the range of $2.5 billion to $3.0 billion, including the additional aircraft deliveries now expected, as well as the impact of the expected sale of five -800 aircraft this year.

Liquidity and Capital Deployment:
•The Company paid off $1.6 billion of convertible notes in cash and prepaid $976 million for the first tranche of the Payroll Support Program notes in second quarter 2025
•The Company ended second quarter 2025 with $3.8 billion in cash and cash equivalents and short-term investments, and a fully available revolving credit line of $1.0 billion
•The Company returned $1.6 billion to its Shareholders during second quarter 2025, comprised of $103 million of dividends and $1.5 billion of share repurchases

The Company completed its September 2024 $2.5 billion share repurchase authorization in second quarter 2025, repurchasing the remaining $1.5 billion through an accelerated share repurchase program. Final settlement of shares purchased through the second quarter 2025 accelerated share repurchase program is expected to occur by the end of July 2025.

The Company's capital allocation framework supports its continued commitment to a strong and efficient investment-grade balance sheet. Moving forward, the Company will target liquidity of approximately $4.5 billion, comprised of cash and cash equivalents, short-term investments, and a revolving credit line, which was recently increased to $1.5 billion. The Company will target leverage1,5 in the range of 1.0x to 2.5x adjusted debt to adjusted EBITDAR1,5. The Company continues to have a large base of unencumbered aircraft and primarily aircraft-related assets with a net book value of approximately $16.6 billion. The Company's Board of Directors recently approved a $2.0 billion share repurchase authorization expected to be completed over a period of up to two years, which is supported by this framework and expected ramp up in initiative benefit.

Supplemental Information:
The Company has provided a summary on progress against initiative development and detail on its full year 2025 EBIT2 guidance on the Investor Relations website at https://www.southwestairlinesinvestorrelations.com.

Conference Call:
The Company will discuss its second quarter 2025 results on a conference call at 12:30 p.m. Eastern Time on July 24, 2025. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Measures (also referred to as "excluding special items").
2Earnings before interest and taxes, excluding special items ("EBIT"), a non-GAAP financial measure, also excludes gains or losses from fleet transactions. Projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
3Based on market prices as of July 17, 2025. Fuel cost per gallon includes fuel taxes and fuel hedging net premium expense of $0.07 per gallon related to terminated fuel derivative contracts.
4Projections do not reflect the potential impact of fuel and oil expense, special items, and profit sharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
5Leverage, adjusted debt, and adjusted EBITDAR are each non-GAAP financial measures. Leverage is calculated as adjusted debt divided by trailing twelve month adjusted EBITDAR. Adjusted EBITDAR is calculated as earnings before interest and taxes, and non-operating other (gains) losses, net, excluding special items, and adjusted by adding depreciation and amortization and the fixed portion of operating lease expense ("adjusted EBITDAR"). Adjusted debt includes current and long-term debt, finance lease obligations, and operating lease liabilities (including fleet, ground, and other). While the Company has provided reconciliations of historical leverage, adjusted debt, and adjusted EBITDAR below, it does not provide reconciliations of projections of these measures as the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s initiatives, strategic priorities and focus areas, goals, and opportunities, including with respect to assigned and premium seating, cost reductions, the Company’s transformational plan, commercial offering, product differentiation, bag fees, financial performance, providing value for Customers and Shareholders, and driving cost efficiencies; (ii) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including with respect to its initiatives, and including factors and assumptions underlying the Company's expectations and projections; (iii) the Company’s expectations with respect to passenger demand and bookings; (iv) the Company’s capacity plans and expectations; (v) the Company’s plans and expectations with respect to share repurchases and other shareholder returns; (vi) the Company's expectations with respect to fuel costs and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (vii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (viii) the Company’s plans and the Company’s network plans and expectations; (ix) the Company’s plans and expectations with respect to fleet transactions; (x) the Company’s plans and expectations with respect to redeye flying and reducing turn times; (xi) the Company’s fleet plans and expectations, including with respect to its fleet order book, fleet utilization, fleet retrofits, fleet modernization, fleet transactions, flexibility, and expected fleet deliveries and retirements, and including factors and assumptions underlying the Company's plans and expectations; (xii) the Company’s plans and expectations with respect to its balance sheet; and (xiii) the Company’s plans, expectations, and targets with respect to liquidity and leverage. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), governmental actions, consumer perception, consumer uncertainties with respect to trade policies (including the imposition of tariffs), economic conditions, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (ii) the Company's ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management and assigned and premium seating; (iii) consumer behavior and response with respect to the Company's new commercial products and policies; (iv) the impact of fuel price changes, fuel price volatility, and fuel availability on the Company's business plans and results of operations; (v) the Company's dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company's aircraft deliveries, Boeing MAX 7 aircraft certifications, fleet and capacity plans, operations, maintenance, strategies, and goals; (vi) the Company's dependence on the Federal Aviation Administration with respect to, among other things, the certification of the Boeing MAX 7 aircraft; (vii) the Company's dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, online travel agencies, operational reliability, fuel supply, maintenance, Global Distribution Systems, environmental sustainability, and the impact on the Company's operations and results of operations of any third party delays or nonperformance; (viii) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (ix) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (x) the impact of governmental regulations and other governmental actions, as well as the Company’s ability to obtain any required governmental approvals, on the Company's business plans, results, and operations; (xi) the Company's ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (xii) the Company's dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees with appropriate skills and expertise to effectively and efficiently maintain its operations and execute the Company’s plans, strategies, and initiatives; (xiii) the cost and effects of the actions of activist shareholders; and (xiv) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Investor Contact:
Southwest Airlines Investor Relations
investor.relations@wnco.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2025	2024	Percent Change	2025	2024	Percent Change
OPERATING REVENUES:
Passenger	$6,627	$6,712	(1.3)	$12,438	$12,424	0.1
Freight	44	45	(2.2)	86	87	(1.1)
Other	573	597	(4.0)	1,148	1,172	(2.0)
Total operating revenues	7,244	7,354	(1.5)	13,672	13,683	(0.1)

OPERATING EXPENSES:
Salaries, wages, and benefits	3,262	2,999	8.8	6,364	5,939	7.2
Fuel and oil	1,326	1,599	(17.1)	2,575	3,130	(17.7)
Maintenance materials and repairs	331	350	(5.4)	623	711	(12.4)
Landing fees and airport rentals	567	511	11.0	1,090	975	11.8
Depreciation and amortization	400	404	(1.0)	795	812	(2.1)
Other operating expenses	1,133	1,093	3.7	2,223	2,110	5.4
Total operating expenses	7,019	6,956	0.9	13,670	13,677	(0.1)

OPERATING INCOME	225	398	(43.5)	2	6	(66.7)

NON-OPERATING EXPENSES (INCOME):
Interest expense	39	63	(38.1)	85	128	(33.6)
Capitalized interest	(13)	(8)	62.5	(24)	(15)	60.0
Interest income	(54)	(130)	(58.5)	(138)	(271)	(49.1)
Other (gains) losses, net	(27)	(5)	n.m.	(9)	(17)	(47.1)
Total non-operating income	(55)	(80)	(31.3)	(86)	(175)	(50.9)

INCOME BEFORE INCOME TAXES	280	478	(41.4)	88	181	(51.4)
PROVISION FOR INCOME TAXES	67	111	(39.6)	24	44	(45.5)
NET INCOME	$213	$367	(42.0)	$64	$137	(53.3)

NET INCOME PER SHARE:
Basic	$0.40	$0.61	(34.4)	$0.11	$0.23	(52.2)
Diluted	$0.39	$0.58	(32.8)	$0.11	$0.23	(52.2)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	538	599	(10.2)	561	598	(6.2)
Diluted	541	643	(15.9)	564	643	(12.3)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Financial Measures (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share and per ASM amounts)(unaudited)

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2025	2024	Change	2025	2024	Change
Fuel and oil expense, unhedged	$1,290	$1,581		$2,502	$3,091
Add: Premium cost of fuel contracts designated as hedges (a)	36	40		73	79
Deduct: Fuel hedge gains included in Fuel and oil expense, net	—	(22)		—	(40)
Fuel and oil expense, as reported	$1,326	$1,599	(17.1)	$2,575	$3,130	(17.7)
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	1		—	2
Deduct: Premium benefit of fuel contracts not designated as hedges	—	(1)		—	(1)
Fuel and oil expense, excluding special items (economic)	$1,326	$1,599	(17.1)	$2,575	$3,131	(17.8)

Total operating expenses, as reported	$7,019	$6,956		$13,670	$13,677
Deduct: Labor contract adjustment	—	—		—	(9)
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	1		—	2
Deduct: Premium benefit of fuel contracts not designated as hedges	—	(1)		—	(1)
Deduct: Impairment of long-lived assets	(8)	—		(8)	—
Deduct: Litigation accruals	—	—		(19)	(7)
Deduct: Transformation costs	(12)	—		(26)	—
Deduct: Severance and related costs (b)	—	—		(62)	—
Deduct: Professional advisory fees	—	(7)		—	(7)
Total operating expenses, excluding special items	$6,999	$6,949	0.7	$13,555	$13,655	(0.7)
Deduct: Fuel and oil expense, excluding special items (economic)	(1,326)	(1,599)		(2,575)	(3,131)
Operating expenses, excluding Fuel and oil expense and special items	$5,673	$5,350	6.0	$10,980	$10,524	4.3
Deduct: Profit-sharing expense	(14)	(31)		(14)	(31)
Operating expenses, excluding Fuel and oil expense, special items, and profit sharing	$5,659	$5,319	6.4	$10,966	$10,493	4.5

Operating income, as reported	$225	$398		$2	$6
Add: Labor contract adjustment	—	—		—	9
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(1)		—	(2)
Add: Premium benefit of fuel contracts not designated as hedges	—	1		—	1
Add: Impairment of long-lived assets	8	—		8	—
Add: Litigation accruals	—	—		19	7
Add: Transformation costs	12	—		26	—
Add: Severance and related costs (b)	—	—		62	—

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2025	2024	Change	2025	2024	Change
Add: Professional advisory fees	—	7		—	7
Operating income, excluding special items	$245	$405	(39.5)	$117	$28	317.9

Other gains, net, as reported	$(27)	$(5)		$(9)	$(17)
Deduct: Mark-to-market impact from fuel contracts settling in future periods	—	(2)		—	(3)
Add: Premium benefit of fuel contracts not designated as hedges	—	1		—	1
Other gains, net, excluding special items	$(27)	$(6)	n.m.	$(9)	$(19)	(52.6)

Income before income taxes, as reported	$280	$478		$88	$181
Add: Labor contract adjustment	—	—		—	9
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(1)		—	(2)
Add: Mark-to-market impact from fuel contracts settling in future periods	—	2		—	3
Add: Litigation accruals	—	—		19	7
Add: Transformation costs	12	—		26	—
Add: Severance and related costs (b)	—	—		62	—
Add: Professional advisory fees	—	7		—	7
Add: Impairment of long-lived assets	8	—		8	—
Income before income taxes, excluding special items	$300	$486	(38.3)	$203	$205	(1.0)

Provision for income taxes, as reported	$67	$111		$24	$44
Add: Net income tax impact of fuel and special items (c)	3	5		26	9
Provision for income taxes, net, excluding special items	$70	$116	(39.7)	$50	$53	(5.7)

Net income, as reported	$213	$367		$64	$137
Add: Labor contract adjustment	—	—		—	9
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(1)		—	(2)
Add: Mark-to-market impact from fuel contracts settling in future periods	—	2		—	3
Add: Litigation accruals	—	—		19	7
Add: Transformation costs	12	—		26	—
Add: Severance and related costs (b)	—	—		62	—
Add: Professional advisory fees	—	7		—	7
Add: Impairment of long-lived assets	8	—		8	—
Deduct: Net income tax impact of special items (c)	(3)	(5)		(26)	(9)
Net income, excluding special items	$230	$370	(37.8)	$153	$152	0.7

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2025	2024	Change	2025	2024	Change

Net income per share, diluted, as reported	$0.39	$0.58		$0.11	$0.23
Add: Impact of special items	0.05	0.01		0.21	0.03
Deduct: Net income tax impact of special items (c)	(0.01)	(0.01)		(0.05)	(0.01)
Net income per share, diluted, excluding special items	$0.43	$0.58	(25.9)	$0.27	$0.25	8.0

Operating expenses per ASM (cents)	¢ 14.94	¢ 15.04		¢ 15.46	¢ 15.46
Deduct: Impact of special items	(0.04)	(0.02)		(0.13)	(0.02)
Deduct: Fuel and oil expense divided by ASMs	(2.83)	(3.46)		(2.91)	(3.54)
Deduct: Profit-sharing expense divided by ASMs	(0.03)	(0.06)		(0.02)	(0.04)
Operating expenses per ASM, excluding Fuel and oil expense, special items, and profit sharing (cents)	¢ 12.04	¢ 11.50	4.7	¢ 12.40	¢ 11.86	4.6
(a) Includes amounts reclassified from Accumulated Other Comprehensive Income associated with hedges previously terminated.
(b) Represents Employee severance payments and related professional fees resulting from the workforce reduction in February 2025 ($53 million in Salaries, wages, and benefits and $9 million in Other operating expenses).
(c) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three and six months ended June 30, 2025 and 2024 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2025	2024	Change	2025	2024	Change
Revenue passengers carried (000s)	35,507	37,509	(5.3)	65,497	70,381	(6.9)
Enplaned passengers (000s)	44,385	47,267	(6.1)	81,524	88,164	(7.5)
Revenue passenger miles (RPMs) (in millions) (a)	36,885	38,221	(3.5)	67,513	71,308	(5.3)
Available seat miles (ASMs) (in millions) (b)	46,996	46,250	1.6	88,427	88,497	(0.1)
Load factor (c)	78.5%	82.6%	(4.1) pts.	76.3%	80.6%	(4.3) pts.
Average length of passenger haul (miles)	1,039	1,019	2.0	1,031	1,013	1.8
Average aircraft stage length (miles)	786	766	2.6	779	760	2.5
Trips flown	367,952	375,749	(2.1)	699,838	725,728	(3.6)
Seats flown (000s) (d)	59,265	59,775	(0.9)	112,502	115,469	(2.6)
Seats per trip (e)	161.1	159.1	1.3	160.8	159.1	1.1
Average passenger fare	$186.65	$178.94	4.3	$189.90	$176.52	7.6
Passenger revenue yield per RPM (cents) (f)	17.97	17.56	2.3	18.42	17.42	5.7
RASM (cents) (g)	15.41	15.90	(3.1)	15.46	15.46	—
PRASM (cents) (h)	14.10	14.51	(2.8)	14.07	14.04	0.2
CASM (cents) (i)	14.94	15.04	(0.7)	15.46	15.46	—
CASM, excluding Fuel and oil expense (cents)	12.11	11.58	4.6	12.55	11.92	5.3
CASM, excluding special items (cents)	14.89	15.03	(0.9)	15.33	15.43	(0.6)
CASM, excluding Fuel and oil expense and special items (cents)	12.07	11.57	4.3	12.42	11.89	4.5
CASM, excluding Fuel and oil expense, special items, and profit sharing (cents)	12.04	11.50	4.7	12.40	11.86	4.6
Fuel costs per gallon, including fuel tax (unhedged)	$2.26	$2.73	(17.3)	$2.33	$2.80	(16.7)
Fuel costs per gallon, including fuel tax	$2.32	$2.76	(15.9)	$2.40	$2.84	(15.5)
Fuel costs per gallon, including fuel tax (economic)	$2.32	$2.76	(15.9)	$2.40	$2.84	(15.5)
Fuel consumed, in gallons (millions)	570	577	(1.2)	1,071	1,101	(2.7)
Active fulltime equivalent Employees	72,242	74,081	(2.5)	72,242	74,081	(2.5)
Aircraft at end of period	810	817	(0.9)	810	817	(0.9)
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended		Twelve months ended
	June 30, 2025		June 30, 2024
Operating income (loss), as reported	$318		$(281)
Breakage revenue adjustment	116		—
Severance and related costs	62		—
Voluntary Employee programs	5		—
TWU 555 contract adjustment	—		9
TWU 556 contract adjustment	—		95
SWAPA contract adjustment	—		354
Net impact from fuel contracts	(43)		16
Professional advisory fees	30		7
Transformation costs	30		—
DOT settlement	—		107
Litigation accruals	19		7
Impairments	8		—
Operating income, non-GAAP	$545		$314
Net adjustment for aircraft leases (a)	182		127
Adjusted operating income, non-GAAP (A)	$727		$441

Non-GAAP tax rate (B)	22.6%	(d)	23.8%	(e)

Net operating profit after-tax, NOPAT (A* (1-B) = C)	$563		$336

Debt, including finance leases (b)	$6,699		$8,008
Equity (b)	9,718		10,604
Net present value of aircraft operating leases (b)	967		949
Average invested capital	$17,384		$19,561
Equity adjustment for hedge accounting (c)	31		(61)
Adjusted average invested capital (D)	$17,415		$19,500

Non-GAAP ROIC, pre-tax (A/D)	4.2%		2.3%

Non-GAAP ROIC, after-tax (C/D)	3.2%		1.7%
(a) Net adjustment to reflect all aircraft in fleet as owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.
(c) The Equity adjustment in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses that will settle in future periods, including those associated with the Company's terminated fuel hedges. The current period impact of these gains and/or losses is reflected in the Net impact from fuel contracts in the numerator.

(d) The GAAP twelve month rolling tax rate as of June 30, 2025, was 22.3 percent, and the Non-GAAP twelve month rolling tax rate was 22.6 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.
(e) The GAAP twelve month rolling tax rate as of June 30, 2024, was 41.0 percent, and the Non-GAAP twelve month rolling tax rate was 23.8 percent. See Note Regarding Use of Non-GAAP Financial Measures for additional information.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$3,475	$7,509
Short-term investments	364	1,216
Accounts and other receivables	1,013	1,110
Inventories of parts and supplies, at cost	773	800
Prepaid expenses and other current assets	467	639
Total current assets	6,092	11,274
Property and equipment, at cost:
Flight equipment	25,858	25,202
Ground property and equipment	8,656	8,244
Deposits on flight equipment purchase contracts	221	413
Assets constructed for others	88	88
	34,823	33,947
Less allowance for depreciation and amortization	15,422	14,891
	19,401	19,056
Goodwill	970	970
Operating lease right-of-use assets	1,243	1,369
Other assets	1,006	1,081
	$28,712	$33,750
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,811	$1,818
Accrued liabilities	2,040	2,206
Current operating lease liabilities	323	328
Air traffic liability	6,696	6,294
Current maturities of long-term debt	22	1,630
Total current liabilities	10,892	12,276

Long-term debt less current maturities	4,081	5,069
Air traffic liability - noncurrent	1,600	1,948
Deferred income taxes	2,186	2,167
Noncurrent operating lease liabilities	915	1,031
Other noncurrent liabilities	1,038	909
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,247	4,199
Retained earnings	16,199	16,332
Accumulated other comprehensive loss	(35)	(25)
Treasury stock, at cost	(13,299)	(11,044)
Total stockholders' equity	8,000	10,350
	$28,712	$33,750

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$213	$367	$64	$137
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	400	404	795	812
Impairment of long-lived assets	8	—	8	—
Unrealized/realized loss on fuel derivative instruments	—	1	—	2
Deferred income taxes	66	110	23	43
Gain on sale-leaseback transactions	—	—	(3)	—
Changes in certain assets and liabilities:
Accounts and other receivables	90	34	146	(274)
Other assets	212	32	357	18
Accounts payable and accrued liabilities	(95)	(576)	(220)	(1,473)
Air traffic liability	(606)	(317)	55	798
Other liabilities	28	(45)	(35)	(117)
Cash collateral provided to derivative counterparties	—	(20)	(22)	(20)
Other, net	85	(13)	93	(54)
Net cash provided by (used in) operating activities	401	(23)	1,261	(128)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(635)	(494)	(1,136)	(1,077)
Assets constructed for others	—	(6)	—	(16)
Proceeds from sale-leaseback transactions	—	—	24	—
Purchases of short-term investments	(319)	(1,532)	(370)	(3,210)
Proceeds from sales of short-term and other investments	72	1,820	1,226	3,540
Other, net	—	6	(3)	(28)
Net cash used in investing activities	(882)	(206)	(259)	(791)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payroll Support Program stock warrants repurchase	—	(6)	—	(6)
Proceeds from Employee stock plans	15	15	32	30
Repurchase of common stock	(1,500)	—	(2,250)	—
Payments of long-term debt and finance lease obligations	(2,592)	(8)	(2,598)	(16)
Payments of cash dividends	(103)	—	(210)	(215)
Other, net	2	3	(10)	(20)
Net cash provided by (used in) financing activities	(4,178)	4	(5,036)	(227)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,659)	(225)	(4,034)	(1,146)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,134	8,367	7,509	9,288

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,475	$8,142	$3,475	$8,142

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profit sharing; Operating income, non-GAAP; Adjusted Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Income before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profit sharing (cents), Return on invested capital, non-GAAP; and Adjusted debt to adjusted EBITDAR. For periods in which fuel hedge contracts are utilized, the Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net fuel hedging premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. During second quarter 2025, the Company terminated its remaining portfolio of fuel hedging contracts, which were scheduled to settle through 2027, to effectively close its fuel hedging portfolio.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Incremental expense associated with contract ratification bonuses for various workgroups related to additional compensation for services performed by Employees outside the applicable fiscal period;
2.Charges associated with tentative litigation settlements regarding paid short-term military leave to certain Employees, certain California state meal-and-rest break regulations for Flight Attendants, and an arbitration award in favor of the Company's Pilots relating to a collective-bargaining matter;
3.Expenses associated with professional advisory fees related to the Company's implementation of its comprehensive transformational plan;

4.Charges associated with severance, post-employment benefits, and professional fees as a result of the Company's reduction in workforce;
5.Reversal of breakage revenue recorded in prior years related to a portion of flight credits issued to Customers during 2022 and prior that have either been redeemed or are expected to be redeemed in future periods. The majority of these flight credits were issued during the COVID-19 pandemic as the Company was making significant changes to its flight schedules based on fluctuating demand, which made it difficult to estimate future redemption patterns when compared against historical Customer behavior;
6.Incremental expense associated with a voluntary separation program that allowed eligible Employees the opportunity to voluntarily separate from the Company in exchange for severance, medical/dental coverage for a specified period of time, and travel privileges based on years of service;
7.Expenses associated with incremental professional advisory fees related to activist investor activities, which were not budgeted by the Company or associated with the ongoing operation of the airline;
8.A charge associated with a settlement reached with the DOT as a result of the Company's December 2022 operational disruption; and
9.Non-cash impairment charges to remove certain assets from the unaudited Condensed Consolidated Balance Sheet that are no longer in use.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profit sharing; Operating income, non-GAAP; Adjusted Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Income before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profit sharing (cents), Return on invested capital, non-GAAP; and Adjusted debt to adjusted EBITDAR.

The Company has also provided its calculation of return on invested capital ("ROIC"), which is a measure of financial performance used by management to evaluate its investment returns on capital. ROIC is not a substitute for financial results as reported in accordance with GAAP and should not be utilized in place of such GAAP results. Although ROIC is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP. The comparable GAAP measures include charges or benefits that are deemed "special items" that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since "special items" cannot be reliably predicted or estimated. The Company believes non-GAAP ROIC is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP ROIC in the accompanying reconciliation in order to allow investors to compare and contrast its calculation to the calculations provided by other companies.

The Company has also provided adjusted debt, adjusted EBITDAR, and adjusted debt to adjusted EBITDAR (leverage), which are non-GAAP measures of financial performance. Management believes these supplemental measures can provide a more accurate view of the Company's leverage and risk, since they consider the Company’s debt and debt-like obligation profile. Leverage ratios are widely used by investors, analysts, and rating agencies in the valuation, comparison, rating, and investment recommendations of companies. Although adjusted debt, adjusted EBITDAR, and leverage ratios are commonly-used financial measures, definitions of each differ; therefore, the Company is providing an explanation of its calculations for non-GAAP adjusted debt and adjusted

EBITDAR in the accompanying reconciliation below in order to allow investors to compare and contrast its calculations to the calculations provided by other companies.

June 30, 2025
(in millions)
Current maturities of long-term debt, as reported	$22
Long-term debt less current maturities, as reported	4,081
Total debt, including finance leases (A)	4,103
Add: Current operating lease liabilities, as reported	323
Add: Noncurrent operating lease liabilities, as reported	915
Adjusted debt (B)	$5,341

Twelve Months Ended
June 30, 2025
Net income, as reported (C)	$392
Interest expense (income), net of capitalized interest, as reported	(201)
Income tax expense (benefit), as reported	114
Non-operating other (gains) losses, net, as reported	13
Operating income, as reported	318
Impact of special items	227
Operating income, non-GAAP	545
Depreciation and amortization	1,640
Fixed portion of operating lease expense	316
Adjusted EBITDAR (D)	$2,501

Total debt to Net income (A/C)	10.5x
Adjusted debt to adjusted EBITDAR (B/D)	2.1x